FOR IMMEDIATE RELEASE

February 1, 2013

Interline Brands Adds Jozef Opdeweegh As Independent Director

Jacksonville, Fla. - February 1, 2013 - Interline Brands, Inc. ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations ("MRO") products, today announced the addition of Jozef (Jos) Opdeweegh to its Board of Directors, effective immediately. Mr. Opdeweegh will also serve on the Company's Compensation Committee.

Michael J. Grebe, Interline's Chairman and Chief Executive Officer, commented, "We are very pleased to welcome Jos Opdeweegh to our Board of Directors. Jos is a well-respected and highly accomplished executive with deep expertise in logistics and operations management. We look forward to benefitting from Jos' insights and contributions as we continue to execute on our long-term strategic objectives."

Mr. Opdeweegh has been the Chief Executive Officer of Neovia Logistics Services, LLC (f/k/a Caterpillar Logistics Services, Inc.) since August 2012. Mr. Opdeweegh previously served as the Chief Executive Officer of AmeriCold Realty Trust from September 2008 to February 2012. Prior to joining AmeriCold, Mr. Opdeweegh served in various senior executive roles with Syncreon, Inc. (f/k/a TDS logistics & Walsh Western), a supply chain services company focused on the automotive and technology industry, including as Chief Executive Officer and President from 2000 to 2007. Mr. Opdeweegh has a Handelsingenieur degree, the Dutch equivalent of a Master of Applied Economic Sciences: Business Engineering, as well as a Master of Business Administration degree from the University of Limburg, Belgium.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified customer base of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

CONTACT: Lev Cela

PHONE: 904-421-1400